Exhibit 5.1

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM

1901 L STREET, NW WASHINGTON, DC 20036 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

October 16, 2026

Robin Energy Ltd.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol
Cyprus

Re: Robin Energy Ltd.

Ladies and Gentlemen:

We have acted as special Republic of the Marshall Islands counsel to Robin Energy Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 16, 2026, and as thereafter amended, (the “Registration Statement”), with respect to the Company’s offering (the “Offering”) of up to $6.9 million of the Company’s units (the “Units”), each Unit consisting of (i) one common share par value $0.001 per share (“Common Share”) of the Company and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) to be issued pursuant to the Shareholder Protection Rights Agreement, dated April 14, 2025 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent or  one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”) and (ii) one Class A Warrant to purchase one Share (the “Class A Warrants” and together with the Pre-Funded Warrants, the “Warrants”). The Registration Statement also covers the registration of the Common Shares underlying the Warrants to be issued pursuant to the Warrants (the “Warrant Shares”). We have reviewed the documents incorporated by reference in the foregoing.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus (the “Prospectus”) contained therein, (ii) the Warrants, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, the legal competence or capacity of persons or entities to complete the execution of documents, that the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information contained in the Registration Statement. As to various questions of fact which are material to the opinions hereinafter expressed, we have also relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that all documents referred to above or contemplated by the Registration Statement, the Prospectus and the Warrants to be executed in connection with the issuance of the securities have been duly authorized, executed and delivered by all parties thereto other than the Company.

Based upon and subject to the foregoing and subject to the limitations set forth herein, we are of the opinion that, under the laws if the Republic of the Marshall Islands:

1.	The Units have been duly authorized by the Company.

2.	The Common Shares, when issued, sold and paid for as contemplated in the Prospectus, will be legally issued, fully paid, and non-assessable.

3.
The Preferred Stock Purchase Rights, when issued and delivered pursuant to the Rights Agreement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

4.
Assuming the Warrants are issued and delivered as contemplated in the Registration Statement, the Warrant Shares, when issued, delivered and paid for upon the exercise of such Warrants in accordance with their terms, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. We have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters,” in the Prospectus. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Seward & Kissel LLP